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                                                                     Exhibit 99

FOR IMMEDIATE RELEASE

Contact: Scott McClendon
         President & CEO
         (619) 571-5555

                      OVERLAND DATA ADVISED BY QUANTUM CORPORATION
                        THAT DLT7000 DRIVES PLACED ON ALLOCATION

SAN DIEGO, California, March 17, 1997 - Overland Data, Inc. (NMS:OVRL) announced today that it has been notified by Quantum Corporation (NMS:QNTM), that Quantum's new DLT7000 drives have been placed on allocation, and that shipments to Overland are anticipated to be significantly less than the quantities ordered by the Company to meet its currently projected requirements. Quantum is the sole supplier of the DLT7000 drive which is used in one of the products within Overland's LibraryXpress family of automated tape libraries. The Company has been informed by Quantum that the supply problems are primarily attributable to the high level of market demand which exceeds Quantum's current production capacity. Quantum anticipates significant improvements over the next two calendar quarters in its production capability.

Overland anticipates that this allocation could adversely affect up to $1 million and $4 million of sales for its third quarter ending March 31, 1997 and fourth quarter ending June 30, 1997, respectively. Notwithstanding the shortfall in sales, the Company anticipates that third quarter earnings will be only slightly below its internal forecast because of unrelated expense savings during the quarter. The ultimate impact on the Company's revenues and profits in the fourth and subsequent quarters will depend upon the level of allocation versus the demand for the DLT7000 versions of the LibraryXpress family of products and the success of alternative courses of action developed by the Company. Overland President, Scott McClendon stated: "Overland Data remains committed to the DLT technology which targets the growing high-end network backup market."

Overland Data is a technology leader in high-performance scaleable tape solutions for high-capacity backup, interchange, HSM and archival storage. The Company offers three complete technology choices: DLT, 18- and 36-track, and 9-track, designed for workstations, networks and midrange systems. Overland's award-winning products meet the needs of end users, distributors and OEMs in industries worldwide.

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THE INFORMATION CONTAINED IN THIS PRESS RELEASE INCLUDES FORWARD LOOKING
STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES ARE SET FORTH IN THE "RISK FACTORS", "MANAGEMENT'S DISCUSSION AND ANALYSIS" AND OTHER SECTIONS OF THE PROSPECTUS DATED FEBRUARY 21, 1997 INCLUDED IN THE COMPANY'S REGISTRATION STATEMENT NO. 333-18583 ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION.